Exhibit 10.1

IBM Credit LLC

December 17, 2003

Datatec Systems, Inc.

23 Madison Road

Fairfield, NJ 07004

Attention: Mr. Mark J. Hirschhorn, Chief Financial Officer

Reference: That certain Inventory and Working Capital Financing Agreement by and between Datatec Systems, Inc. ("Datatec") and IBM Credit LLC, formerly IBM Credit Corporation ("IBM Credit"), and dated as of November 10, 2000 (and as amended, supplemented or otherwise altered or modified from time to time through and including November 7, 2003, the "Agreement").

Dear Mr. Hirschhorn:

IBM Credit is in receipt of Datatec's draft financial statements for the period ending October 31, 2003 and has determined that Datatec has failed to meet certain financial covenants, including, without limitation, the following:

Covenant	Covenant Requirement	Actual
Net Profit After Tax to Revenue	Equal To Or Greater Than 0.1%	A Net Loss of $7,785,000
Operating Income to Interest Expense	Equal To Or Greater Than 1.25:1	An Operating Loss

As a result of the foregoing, IBM Credit declares Datatec to be in default of the Agreement effective immediately.

IBM Credit reserves any and all rights it now has or may have in the future. Please be advised that it is IBM Credit's intent, pursuant to Section 9.3 of the Agreement to pursue all remedies available to it at law or in equity in asserting its claims against Datatec.

Please contact me at 914/765-6259 or Bruce Gordon at 914/765-6232 if you have any questions or you wish to discuss this matter further.

Sincerely,

IBM CREDIT, LLC

/s/ Steven A Flanagan

Steven A. Flanagan

Manager, Global Special Handling